Exhibit 99.1

Sent via Electronic Delivery to: d.masi@ibiopharma.com>; abramowitza@gtlaw.com

April 23, 2008

Ms. Dina L. Masi
Chief Financial Officer and Senior Vice President
Integrated BioPharma, Inc.
225 Long Avenue
Hillside, NJ 07205

Re: Integrated BioPharma, Inc. (the “Company”)

Dear Ms. Masi:

On February 21, 2008, the Company completed a private placement, involving two Securities Purchase Agreements (the “Agreements”), with two investors, one of whom was an affiliate of a director of the Company (the “Inside Investor”) and the other, an independent investor (the “Outside Investor”). The terms of the Agreements required the Company to issue: (i) 6,000 newly designated Series C Convertible Preferred Stock (the “Preferred Stock”), with a stated value of $1,000, (ii) 9.5% Convertible Promissory Notes (the “Convertible Notes”), in the principal amount of $4,500,000, (iii) 8.0% Promissory Notes, in the principal amount of $7,000,000, and (iv) the potential issuance of up to 250,000 shares of common stock for no additional consideration. Upon further review, Staff determined that the Company failed to comply with Nasdaq’s shareholder approval requirements pursuant to Marketplace Rules 4350(i)(1)(A)1 and 4350(i)(1)(D)2 (the “Rules”).

Subsequently, on April 21, 2008, the Company provided supporting documentation that would cap the total shares issued in connection with the Agreements at 19.9% of the pre-transaction shares until shareholder approval has been obtained in order to comply with Marketplace Rule 4350(i)(1)(D). Additionally, the Company amended the transaction documents with the Inside Investor, such that no common stock can be issued below market in order to comply with Marketplace Rule 4350(i)(1)(A). Finally, the amendments to the Agreements to comply with the shareholder approval rules will transfer to any new holder of the Preferred Stock or Convertible Notes. Accordingly, Staff has determined that the Company has regained compliance with the Rules and, subject to the disclosure requirements below, these matters are now closed.

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1 Pursuant to Marketplace Rule 4350(i)(1)(A), each issuer shall require shareholder approval when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which options or stock may be acquired by officers, directors, employees, or consultants…

2 Marketplace Rule 4350(i)(1)(D) requires shareholder approval prior to the issuance or potential issuance of common stock or securities convertible into common stock at a price less than the greater of book or market value.

Ms. Dina L. Masi
April 23, 2008

Marketplace Rule 4803(a) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.3 The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings Department”) at least 10 minutes prior to its public dissemination.4 For your convenience, we have enclosed a list of news services.5

In the event the Company does not make the required public announcement, trading in your securities will be halted.

If you have any questions, please do not hesitate to contact Moira Keith, Lead Analyst at (301) 978-8052.

Sincerely,

Stanley Higgins
Director
Nasdaq Listing Qualifications

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3 We also note that Item 3.01 of Form 8-K requires disclosure of the receipt of this notification within four business days. See, SEC Release No. 34-49424.

4 The notice should be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net, or by facsimile at (301) 978-8510. The facsimile numbers for Nasdaq’s Listing Qualifications and Hearings Departments are (301) 978-4028 and (301) 978-8080, respectively.

5 The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story. Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s) _______.

DIRECTORY OF NEWS SERVICES

News Media Outlets*

Bloomberg Business News Newsroom 400 College Road East P.O. Box 888 Princeton, NJ 08540-0888 Telephone: 609.750.4500 Toll free: 800.444.2090 Fax: 609.897.8394 Email: release@Bloomberg.net	MarketWire 5757 West Century Boulevard. 2nd Floor Los Angeles, CA 90045 Telephone: 800.774.9473 Fax: 310.846.3701	PrimeNewswire® (A NASDAQ OMX Company) 5200 West Century Boulevard Suite 470 Los Angeles, CA 90045 Telephone: 800.307.6627 Fax: 310.642.6933 Web: www.primenewswire.com
Business Wire 44 Montgomery Street 39th Floor San Francisco, CA 94104 Telephone: 415.986.4422 Fax: 415.788.5335	PR Newswire 810 7th Avenue 35th Floor New York, NY 10036 Telephone: 800.832.5522 Fax: 800.793.9313	Reuters 3 Times Square New York, NY 10036 Telephone: 646.223.6000 Fax: 646.223.6001
Dow Jones News Wire Harborside Financial Center 600 Plaza Two Jersey City, NJ 07311-3992 Telephone: 201.938.5400 Fax: 201.938.5600

*The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement through the news media.